UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                      SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |  |

Check the appropriate box:
|  | Preliminary Proxy Statement
|  | Confidential, For Use of Commission Only (as permitted by
     Rule 14a-6(e)(2))
|X | Definitive Proxy Statement
|  | Definitive Additional Materials
|  | Soliciting Material Under Rule 14a-12

                  PATRIOT TRANSPORTATION HOLDING, INC.
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            (Name of Registrant as Specified in Its Charter)

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(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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_________________________
501 Riverside Avenue
Suite 500
Jacksonville, Florida 32202
Phone (904) 396-5733




                                                      December 18, 2009



Dear Shareholder:

	I invite you to attend our Annual Meeting of Shareholders, which will be held on Wednesday, February 3, 2010, at 10:00 a.m. in the Riverfront Conference Room at the St. Joe Building, 245 Riverside Avenue, Jacksonville, Florida.

      Details regarding the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, I will report on the Company's operations and plans. We also will leave time for your questions.

	We hope that you are able to attend the meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you are a shareholder of record and you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously have submitted your proxy.

	Thank you for your ongoing support of Patriot Transportation
Holding, Inc.

                                 Sincerely,

                                 /s/ John D. Baker II

                                 John D. Baker II
                                 President and Chief Executive Officer

                   2010 ANNUAL MEETING OF SHAREHOLDERS

               NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders...............................ii

Proxy Statement.........................................................1

Corporate Governance....................................................4

Board Structure and Committee Membership................................5

Nominating Process......................................................7

Proposal No. 1 - Election of Directors..................................9

Proposal No. 2 - Ratification of Independent Registered Public
  Accounting Firm......................................................10

Shareholder Return Performance.........................................11

Compensation Discussion and Analysis...................................12

Compensation Committee Report..........................................19

Executive Compensation.................................................19

Non-Employee Director Compensation.....................................26

Related Party Transactions.............................................30

Common Stock Ownership of Certain Beneficial Owners....................31

Common Stock Ownership by Directors and Executive Officers.............31

Audit Committee Report.................................................33

Independent Registered Public Accounting Firm..........................33

Additional Information.................................................34

                PATRIOT TRANSPORTATION HOLDING, INC.
     501 Riverside Avenue, Suite 500, Jacksonville, Florida 32202
     ------------------------------------------------------------




                            NOTICE OF
                 ANNUAL MEETING OF SHAREHOLDERS



TIME AND DATE             10:00 a.m. on Wednesday, February 3, 2010

PLACE                     Riverfront Conference Room
                          St. Joe Building
                          245 Riverside Avenue
                          Jacksonville, Florida

ITEMS OF BUSINESS         (1) To elect as directors the two nominees
                              named in the attached proxy statement
                              for a 4 year term.
                          (2) To ratify the Audit Committee's selection
                              of the independent registered public
                              accounting firm.
                          (3) To transact such other business as may
                              properly come before the meeting and any adjournment.

RECORD DATE               You are entitled to vote if you were a
                          shareholder of record at the close of business on Monday, December 14, 2009.

ANNUAL REPORT             Our 2009 Annual Report, which is not part of
                          the proxy soliciting materials, is enclosed.

PROXY VOTING              Please submit a proxy as soon as possible so
                          that your shares can be voted at the meeting in accordance with your instructions. If you are a shareholder of record and you attend the meeting, you may withdraw your proxy and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 3, 2010: This Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available on our website at www.patriottrans.com.


                			       John D. Milton, Jr.
                                               Corporate Secretary


        This Proxy Statement and Proxy Card are being distributed on or about December 18, 2009.

                                 PROXY STATEMENT

       The Board of Directors (the "Board") of Patriot Transportation Holding, Inc. ("Patriot", "we", "us", "our" or the "Company") is soliciting proxies for the Annual Meeting of Shareholders. You are receiving a proxy statement because you own shares of Patriot common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

       The information included in this proxy statement relates to proposals to be voted on at the meeting, voting process, compensation of directors and our most highly paid officers, and other required information.

Purpose of the Annual Meeting

	The purpose of the Annual Meeting is to elect as directors the two nominees named in this proxy statement, to ratify the Audit Committee's selection of the independent registered public accounting firm and to conduct such other business as may properly come before the Annual Meeting.

Annual Meeting Admission

	You are invited to attend the meeting in person. The meeting will be held at 10:00 a.m. on Wednesday, February 3, 2010 in the Riverfront Conference Room at the St. Joe Building, 245 Riverside Avenue, Jacksonville, Florida.

	We reserve the right to require proof of ownership of Patriot stock, as well as a form of personal photo identification, in order for you to be admitted to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

	We reserve the right to adopt other rules and to implement additional security measures for the meeting.

Quorum

	A quorum is the minimum number of shares required to hold a meeting. A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shareholders Entitled to Vote

	Each share of our common stock outstanding as of the close of business on December 14, 2009, the record date, is entitled to one vote at the Annual
Meeting on each matter properly brought before the meeting. As of that date, there were 3,054,996 shares of common stock issued and outstanding.

	Many Patriot shareholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

        * SHAREHOLDER OF RECORD - If your shares are registered directly in your name with Patriot's Transfer Agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by

          Patriot. As the shareholder of record, you have the right to grant your voting proxy directly to Patriot or to vote in person at the meeting.

        * BENEFICIAL OWNER - If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

        * PROFIT SHARING PLAN AND TRUST - If your shares are held in your account in the Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan (the "Profit Sharing Plan"), you are considered the beneficial owner of these shares and the trustee of the plan is the shareholder of record. Participants in the Profit Sharing Plan may direct the trustee how to vote the shares allocated to their account by following the voting instructions contained on the proxy card. If voting instructions are not received for shares in the Profit Sharing Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

Proposals You Are Asked to Vote On and the Board's Voting Recommendations

	At the Annual Meeting, the shareholders will vote on whether to elect the two director nominees named in this proxy statement to serve as directors for a four year term. Our Board recommends that you vote "FOR" each nominee of the Board.

	At the Annual Meeting, the shareholders also will vote on the proposal to ratify the Audit Committee's selection of the Independent Registered Public Accounting Firm. Our Board recommends that you vote "FOR" ratification.

	Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees are unavailable as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.

Required Vote

	The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

	All other proposals will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

	If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute "broker non-votes." A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under New York Stock Exchange ("NYSE") rules and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of our independent registered public accounting firm even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors without voting instructions from you, however. Without your voting instructions on the election of directors, a broker non-vote will occur. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

Voting Methods

	If you hold shares directly as the shareholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker or nominee. If you own shares beneficially as a participant in the Profit Sharing Plan, you may vote by submitting voting instructions to the trustee. Please refer to the summary instructions included on your proxy card or, for shares held in street name, the voting instructions card included by your broker or nominee.

Changing Your Vote

	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Counting the Vote

	In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" from one or more of the nominees. For the other proposals, you may vote "FOR," "AGAINST," or "ABSTAIN."
If you are a shareholder of record and you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the Profit Sharing Plan will be voted by the trustee as described in Shareholders Entitled to Vote on page 1.

Results of the Vote

	We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

Delivery of Proxy Materials

	This Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available on our website at www.patriottrans.com under Investor Relations. Instead of receiving future copies of our Proxy Statement and accompanying materials by mail, beneficial owners may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank or other holder of record regarding the availability of this service.

Householding

	Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

	Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting John D. Milton, Jr. at (904) 396-5733 or by mail at 501 Riverside Avenue, Suite 500, Jacksonville, Florida 32202.

	If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

List of Shareholders

	The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 501 Riverside Avenue, Suite 500, Jacksonville, Florida, by contacting the Secretary of the Company.

Cost of Proxy Solicitation

	Patriot will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

	Our Transfer Agent is American Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar matters can be handled by contacting American Stock Transfer & Trust Company at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

                         CORPORATE GOVERNANCE

Director Independence

       The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance.

	The Board has determined that a majority of the Board of Directors are independent of management in accordance with the listing standards of The Nasdaq Stock Market. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. In accordance with Nasdaq listing standards, the Board must determine that a director has no relationship that, in the judgment of the Board, would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities. The listing standards specify the criteria by which the independence of our directors will be determined. The listing standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm's length with the Company and its subsidiaries and to disclose any circumstances that might be perceived as a conflict of interest.

	The Board of Directors has determined that Messrs. Commander, Fichthorn, Paul, Shad, Stein and Winston are independent under these standards.

Meetings of Independent Directors

	Independent directors regularly meet in executive sessions without management and may select a director to facilitate the meeting. During fiscal 2009, the independent directors met in executive session five times, and Mr. Commander presided over executive sessions of the independent directors.

Communication with Directors

	The Board of Directors has adopted the following process for shareholders to send communications to members of the Board. Shareholders may communicate with the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with our independent directors, by sending a letter to the following address: Board of Directors, Patriot Transportation Holding, Inc., c/o Corporate Secretary, 501 Riverside Avenue, Suite 500, Jacksonville, Florida 32202.

Director Attendance at Annual Meeting of Shareholders

	The Company's policy is that our directors are expected to attend the Annual Meeting of Shareholders unless extenuating circumstances prevent them from attending. All directors attended last year's Annual Meeting of Shareholders.

Business Conduct Policies

	We believe that operating with honesty and integrity has earned us trust from our customers, credibility within our communities, and dedication from our employees. Our senior executive and financial officers are bound by our Financial Code of Ethical Conduct. In addition, our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies cover many topics, including conflicts of interest, protection of confidential information, fair dealing, protection of the Company's assets and compliance with laws, rules and regulations.

	Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of these policies. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

	The Financial Code of Ethical Conduct (as revised on January
28, 2004) and the Code of Business Conduct and Ethics (as revised on May 7, 2008) are available on our Web site at www.patriottrans.com under Corporate Governance.

BOARD STRUCTURE AND COMMITTEE MEMBERSHIP

	The Board is divided into four classes serving staggered four-year terms. The Board has ten directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The membership during fiscal 2009 and the function of each Committee are described below.

	During fiscal 2009, the Board of Directors held five meetings. The Audit Committee held four meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held three meetings during fiscal 2009. During fiscal 2009, the Executive Committee held one meeting and acted on two matters by written consent. The independent directors met in executive sessions following Board meetings. All of our directors attended at least 75% of the meetings of the Board and all committees on which the director served.

       The following chart shows the composition of the committees of the Board of Directors. Except for the Executive Committee, each of the committees of the Board is composed exclusively of independent directors.


                                          Nominating/Coroprate
     Director       Audit   Compensation       Governance        Executive
     --------      ------   ------------       ----------        ---------


Edward L. Baker                                                     X*
John D. Baker II                                                    X
Charles E.
  Commander III      X                             X
Robert H. Paul III   X           X*                X
H. W. Shad III       X*
Martin E. Stein, Jr.             X                 X*

James H. Winston                 X


	X - Committee Member			* - Committee Chair

Audit Committee

	The Audit Committee assists the Board in its oversight of the Company's accounting and financial reporting processes and the audit of the Company's financial statements, the integrity of the Company's financial statements, compliance with legal and regulatory requirements, and the qualifications, independence, and performance of the Company's independent auditor. In addition to other responsibilities, the Audit Committee also:

     * Reviews the annual audited and the quarterly consolidated financial statements;

     * Discusses with the independent auditor all critical accounting policies to be used in the consolidated financial statements, all alternative treatments of financial information that have been discussed with management, other material communications between the independent auditor and management, and the independent auditor's observations regarding the Company's internal controls;

     * Reviews earnings press releases prior to issuance;

     * Appoints, oversees, and approves compensation of the independent auditor;

     * Approves all audit and permitted non-audit services provided by the independent auditor;

     * Reviews findings and recommendations of the independent auditor and management's response to the recommendations of the independent auditor;

     * Recommends whether the audited financial statements should be included in the Company's Annual Report on Form 10-K; and

     * Reviews and approves all transactions between the Company and any related person that are required to be disclosed under the rules of the Securities Exchange Commission that have not previously been approved by the Company's independent directors.

       The Board of Directors has determined that all Audit Committee members are independent and are able to read and understand financial statements.
The Board of Directors has also determined that the Chair of the Committee, H.W. Shad III, qualifies as an "audit committee financial expert" within the meaning of SEC regulations. The charter of the Audit Committee (as revised on December 6, 2006) is available on our website at www.patriottrans.com under Corporate Governance.

Compensation Committee

       Committee Functions. The primary functions of the Compensation Committee are to (1) discharge the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers, and (2) prepare an annual report on executive compensation to be included in the Company's proxy statement. In addition, the Compensation Committee:

     * Reviews and approves the Company's goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates his job performance in light of those goals and objectives;

     * Establishes compensation levels, including incentive and bonus compensation, for the Chief Executive Officer;

     * Establishes and determines, in consultation with the Chief Executive Officer, the compensation levels of other senior executive officers;

     * Reviews, periodically, with the Chairman and the Chief Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions; and

     * Administers the Company's stock plans.

	The charter of the Compensation Committee (as revised on May 2, 2007) is available at www.patriottrans.com under Corporate Governance.

Nominating and Corporate Governance Committee.

       Under its Charter, the principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals who are qualified to serve on the Company's Board of Directors, (2) recommend for selection by the Board of Directors the director nominees for the next annual meeting of the shareholders, (3) review and recommend to the Board changes to the corporate governance practices of the Company, and (4) oversee the annual evaluation of the Board. In addition, the Nominating and Corporate Governance Committee establishes criteria for Board membership.

       The charter of the Nominating and Corporate Governance Committee (as revised on May 2, 2007) is available at www.patriottrans.com under Corporate Governance.

Executive Committee

	John D. Baker II and Edward L. Baker comprise the Executive Committee. To the extent permitted by law, the Executive Committee exercises the powers of the Board between meetings of the Board of Directors.

                             NOMINATING PROCESS

Role of the Nominating and Corporate Governance Committee in the Nominating
 Process

	The Nominating and Corporate Governance Committee ("Nominating Committee") identifies individuals that the Nominating Committee believes are qualified to become Board members in accordance with the Director Independence Standards set forth below, and recommends selected individuals to the Board for nomination to stand for election at the next meeting of shareholders of the Company in which directors will be elected. In the event there is a vacancy on the Board between meetings of shareholders, the Nominating Committee identifies individuals that the Nominating Committee believes are qualified to become Board members in accordance with the Director Independence Standards set forth below, and recommends one or more of such individuals for appointment to the Board.

Director Qualification Standards

     The Committee has established the following standards and qualifications for members of the Board of Directors:

     * Each director shall at all times represent the interests of the shareholders of the Company.

     * Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

     * Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and Committees of which he or she is a member, and by reviewing in advance all meeting materials.

     * The Board shall meet the applicable standards of independence from the Company and its management.

     * The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company's operations and interests.

Identification, Evaluation and Selection of Nominees

	In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee may consider qualified nominees from several sources, including current Board members and search firms. The Committee may from time to time retain a search firm to help the Committee identify qualified director nominees for consideration by the Committee.
The Committee evaluates qualified director nominees against the current director qualification standards described above and reviews qualified director nominees with the Board. The Committee and the Chairman of the Board interview candidates that meet the director qualification standards, and the Committee selects nominees that best suit the Board's current needs and recommends one or more of such individuals for appointment to the Board.

Nominees Proposed by Shareholders for Consideration by the Committee

	The Committee will consider properly submitted shareholder nominees for candidates for membership on the Board of Directors. Shareholders proposing individuals for consideration by the Committee must include at least the following information about the proposed nominee: the proposed nominee's name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Shareholders should send the required information about the nominee to:

                      Corporate Secretary
             Patriot Transportation Holding, Inc.
               501 Riverside Avenue, Suite 500
                Jacksonville, Florida 32202

	In order for an individual proposed by a shareholder to be considered by the Committee for recommendation as a Board nominee for the Annual Meeting of Shareholders to be held in early 2011, the Corporate Secretary must receive the proposal no later than 5 p.m. Eastern Time on September 30, 2010. Such proposals must be sent via registered, certified or express mail. The Corporate Secretary will send properly submitted shareholder proposed nominations to the Committee Chair for consideration at a future Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Committee through other means receive.

Nominations by Shareholders at Annual Meeting

       The Company's Articles of Incorporation provide that only persons who are nominated in accordance with the procedures set forth in the Articles of Incorporation shall be eligible for election as directors by the shareholders. Under the Articles of Incorporation, directors may be nominated, at a meeting of shareholders at which directors are being elected, by (1) the Board of Directors or any committee or person authorized or appointed by the Board of Directors, or (2) by any shareholder who is entitled to vote for the election of directors at the meeting and who complies with certain advance notice procedures. These notice procedures require that the nominating shareholder make the nomination by timely notice in writing to the Secretary of the Company. To be timely, the notice must be received at the principal executive offices of the Company not less than forty (40) days prior to the meeting except that, if less than fifty (50) days' notice or prior public disclosure of the date of the meeting is given to shareholders, the notice must be received no later than ten (10) days after the notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain certain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

                            PROPOSAL NO. 1
                         ELECTION OF DIRECTORS

       Under our Articles of Incorporation, the Board of Directors is divided into four classes. One class of directors is elected at each annual meeting of shareholders for a four-year term of office. We have listed below two nominees in Class IV to be re-elected. Class IV Directors will hold office until the 2014 annual meeting. If you are a shareholder of record, your proxy will be voted for the election of the persons nominated unless you indicate otherwise. If any of the nominees named should become unavailable for election for any presently unforeseen reason, the persons named in the proxy shall have the right to vote for a substitute as may be designated by the Board of Directors to replace such nominee, or the Board may reduce the number of directors accordingly.

	The Board unanimously recommends a vote FOR the election of these nominees as directors.

       The following table sets forth information with respect to each nominee for election as a director and each director whose term of office continues after this annual meeting of shareholders. Reference is made to the sections entitled "Common Stock Ownership of Certain Beneficial Owners" and "Common Stock Ownership by Directors and Officers" for information concerning stock ownership of the nominees and directors.


Director Nominees
------------------

      Name and Principal         Director   Director       Other
         Occupation       Age     Class      Since     Directorships
         ----------       ---     -----      -----     -------------


Thompson S. Baker II      51    Class IV      1994
President of Florida           (Term Exp.
Rock Division of Vulcan          2014)
Materials Company
(construction materials
company)


Martin E. Stein, Jr.      57    Class IV      1992    Regency Centers
Chairman and Chief             (Term Exp.              Corporation
Executive Officer of             2014)                Stein Mart, Inc.
Regency Centers
Corporation (commercial
real estate services firm)



Directors Continuing in Office
------------------------------

John E. Anderson          64    Class I       2005
Retired President and          (Term Exp.
Chief Executive Officer          2011)
of the Company


Edward L. Baker           74    Class III     1986
Chairman of the Board          (Term Exp.
of the Company                   2013)



John D. Baker II          61    Class II      1986     Wells Fargo &
President and Chief            (Term Exp.                Company
Executive Officer                2012)                 Progress Energy,
                                                         Inc.




Charles E. Commander III  69    Class III    2004
Partner with Foley & Lardner,  (Term Exp.
L.L.P. (law firm)                2013)

Luke E. Fichthorn III     68    Class II     1989
Partner in Twain               (Term Exp.
Associates (private              2012)
financial consulting firm)


Robert H. Paul III        75    Class I      1992
Chairman of the Board of       (Term Exp.
Southeast Capital, LLC           2011)
(real estate investment firm)


H. W. Shad III            63    Class II     2004
Owner, Bozard Ford             (Term Exp.
Company (automobile              2012)
dealership)


James H. Winston          76    Class I      1992
President of LPMC, Inc.        (Term Exp.
(investment real estate firm);   2011)
President of Citadel Life &
Health Insurance Co.





       All of the nominees and directors have been employed in their respective positions for the past five years except John E. Anderson, Edward L. Baker, John D. Baker II, Thompson S. Baker II, and Robert H. Paul III.

       Mr. Anderson served as President and Chief Executive Officer of the Company from 1989 to February 6, 2008. Mr. Anderson was elected as a director on October 5, 2005 and previously served as a director of the Company from 1989 to January 1, 2004. From 2002 to November 21, 2006, Mr. Anderson served as a director of Winn-Dixie Stores, Inc. On February 21, 2005, Winn-Dixie Stores, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

       Edward L. Baker has served as a director of the Company since 1986 and became an employee of the Company in February 2008. From February 1986 to November 16, 2007, Mr. Baker served as Chairman of the Board of Florida Rock Industries, Inc., a construction aggregates, cement and concrete company.

       John D. Baker II has served as President and Chief Executive Officer of the Company since February 6, 2008. He was elected as a director in 1986. From February 1996 to November 16, 2007, Mr. Baker served as President and Chief Executive Officer of Florida Rock Industries, Inc.

       Thompson S. Baker II was elected as a director in 1994. Mr. Baker has served as the President of the Florida Rock Division of Vulcan Materials Company since November 16, 2007. From August, 1991 to November 16, 2007, Mr. Baker served as the President of the Aggregates Group of Florida Rock Industries, Inc.

       Robert H. Paul III was elected as a director in 1992. Mr. Paul served as the Chairman of the Board of Southeast-Atlantic Beverage Corporation, a manufacturer of soft drink products, for more than five years until 2007, when the company was sold.

       Edward L. Baker and John D. Baker II are brothers. Thompson S. Baker II is the son of Edward L. Baker.

       Please see Related Party Transactions for a discussion of other transactions and relationships between the Company and Florida Rock Industries, Inc. ("FRI").

                             PROPOSAL NO. 2
      RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The Audit Committee has selected Hancock Askew & Co., LLP
("Hancock Askew") as the Company's independent registered public accounting firm (auditors) to examine the consolidated financial statements of the

Company, subject to satisfactory negotiation of an annual fee agreement for fiscal 2010. The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee's appointment of Hancock Askew as the Company's auditors.

	Hancock Askew has been our independent auditor since June 21, 2006, and no relationship exists other than the usual relationship between auditor and client.

	If the appointment of Hancock Askew as auditor for fiscal year 2010 is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, Hancock Askew will remain the Company's Independent Registered Public Accounting Firm for fiscal year 2010, unless the Audit Committee finds other good reason for making a change.

	Representatives of Hancock Askew will be available to respond to questions at the annual meeting of shareholders.

                      SHAREHOLDER RETURN PERFORMANCE

       The following table and graph compare the performance of the Company's common stock to that of the Total Return Index for The NASDAQ Stock Market-US Index and The NASDAQ Trucking and Transportation Stock Index for the period commencing September 30, 2004 and ending on September 30, 2009. The graph assumes that $100 was invested on September 30, 2004 in the Company's common stock and in each of the indices and assumes the reinvestment of any dividends.

cHART INTENTIONALLY OMITTED


                          Cumulative Total Return
                          -----------------------

                            9/30/04  9/30/05  9/30/06  9/30/07  9/30/08  9/30/09

Patriot Transportation
Holding, Inc.               100.00    209.07   229.95   299.27   240.41   229.76
NASDAQ Composition Index    100.00    113.65   120.81   144.35   109.35   112.92
NASDAQ Transportation Index 100.00    128.08   151.06   181.12   129.06   122.60



                  COMPENSATION DISCUSSION AND ANALYSIS

	This section explains our compensation philosophy and all material elements of the compensation we provide to the individuals who served as Chief Executive Officer and Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities during the fiscal year ended September 30, 2009 (the "named executive officers"). The named executive officers are John D. Baker II, our President and Chief Executive Officer, John D. Milton, Jr., our Executive Vice President and Chief Financial Officer, Edward L. Baker, our Chairman, David H. deVilliers, Jr., Vice President and President of FRP Development Corp., Robert E. Sandlin,
President of Florida Rock & Tank Lines, Inc. and Terry S. Phipps, the former President of SunBelt Transport, Inc.

Overview

  * The objectives of our compensation program are to attract, retain and motivate talented leaders and to support our strategic objectives and core values.

  * We provide our executive officers with the following types of compensation: salary, cash-based short term incentives, equity-based long-term incentives and other benefits and perquisites.

  * We encourage a pay-for-performance environment by linking cash incentive awards to the achievement of measurable business and individual performance goals.

  * For fiscal 2010, we decreased the compensation payable to our Chairman and made no increases in the base salaries of our Chief Executive Officer and our Chief Financial Officer. We granted modest increases in base salaries for our other named executive officers.

The Compensation Committee

	Our Compensation Committee ("Committee") establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. Robert H. Paul III, Martin E. Stein, Jr., and James H. Winston serve as the members of the Compensation Committee. Mr. Paul, who has served on our Board of Directors for approximately 16 years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under the listing standards of The Nasdaq Stock Market; a non-employee director for purposes of Rule 16b-3 of the Exchange
Act; and an outside director for purposes of Section 162(m) of the Internal Revenue Code.

Compensation Philosophy

       The following principles guide our compensation decisions:

	We Focus on Strategic Objectives

	Our compensation decisions are driven by Patriot's business strategy. We intend that our compensation decisions will attract and retain leaders and motivate them to achieve Patriot's strategic objectives.

	We Believe in Pay for Performance

	We believe that pay should be directly linked to performance. This philosophy has guided many compensation-related decisions:

       * A substantial portion of executive officer compensation usually is contingent on, and variable with, achievement of objective business unit and/or individual performance objectives.

       * Our stock incentive plan prohibits discounted stock options, reload stock options and re-pricing of stock options.

       * We have capped the benefit levels under the Management Security Plan and have closed the plan to new participants. Our executive officers do not accrue additional benefits under any other supplemental executive retirement plan.

	Compensation Should Reflect Position and Responsibility

     Total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

       * Total compensation generally is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives.

       * As position and responsibility increase, a greater portion of the executive officer's total compensation is performance-based pay contingent on the achievement of performance objectives.

	Compensation Should be Reasonable and Responsible

       It is essential that Patriot's overall compensation levels be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to reflect the understanding that this Company belongs to our shareholders.

Variable Performance-Based Pay as a Percentage of Potential Compensation

	The Committee believes that both long and short term compensation of executive officers should correlate to the achievement of the Company's financial objectives. For example, for fiscal 2009, Messrs. John Baker and deVilliers were eligible to receive performance-based cash bonuses of up to 100% of their base salaries, and Messrs. Milton, Sandlin and Phipps were eligible to earn cash bonuses of up to 60% of their base salaries.

Overview and Objectives of our Executive Compensation Program

        The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to the Company's growth with the ultimate objective of improving shareholder value. Our compensation program consists of several forms of compensation: base salary, cash incentive bonuses, equity compensation and other benefits and perquisites.

    	The compensation program is designed to integrate with the Company's business plan and the opportunities and challenges facing the Company in an ever-evolving business environment. Accordingly, the Committee does not use predetermined guidelines or benchmarking to determine the elements and levels of compensation for our executive officers or to allocate between cash and long term or equity incentives.

    The Committee receives and reviews a variety of information throughout the year to assist it in carrying out its responsibilities. The Committee reviews financial reports comparing Company performance on a year-to-date basis versus budget and receives operating reports at each regular Board meeting. The Chief Executive Officer provides the Committee with an assessment of the Company's achievements and performance, his evaluation of individual performance and his recommendations for annual compensation, and annual performance targets and equity compensation awards. The Committee makes all final decisions regarding the compensation of our executive officers. When making individual compensation decisions for executive officers, the Committee takes many factors into account, including the individual's performance, tenure, experience and responsibilities; the performance of the Company or the executive's business unit; retention considerations; the recommendations of management; and the individual's historic compensation.

    	The Compensation Committee does strive to assure that a significant portion of the potential compensation of the named executive officers is contingent, performance-based compensation linked to the achievement of specific objectives. To achieve this goal, incentive bonuses are established as a percentage of their base salaries.

Components of Executive Compensation

Base Salary

	General. Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive's qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, internal pay equity and the tax deductibility of base salary. As part of determining annual increases, the Committee also considers the Chief Executive Officer's written recommendations, the observations of the Chief Executive Officer and of the Committee members regarding individual performance and internal pay equity considerations.

	Fiscal 2009 and 2010 Actions. We set base salaries on a calendar year basis. The following table reflects the adjustments made to the base salaries of the named executive officers for calendar years 2009 and 2010.

                         2009                   2010
                         Base      % Increase   Base   % Increase
Name and Title          Salary     from 2008   Salary  from 2009
--------------          ------     ---------   ------  ---------


John D. Baker II       $250,000       0%       $250,000   0%
President and CEO

John D. Milton, Jr.    $165,000       0%       $165,000   0%
Executive Vice President
and Chief Financial Officer

Edward L. Baker        $125,000   (16.7%)      $125,000   0%
Chairman of the Board

David H. deVilliers,
 Jr.                   $301,375       3%       $310,000   3%
Vice President and
President, FRP
Development Corp.

Robert E. Sandlin      $200,850       3%       $210,000   5%
President, Florida
Rock & Tank Lines, Inc.

Terry S. Phipps        $149,040       4%         N/A      N/A
President, SunBelt
Transport, Inc.


	Analysis. Based in large part on the recommendations of the Chief Executive Officer and the challenging business environment facing the Company, the Committee approved modest increases in the base salaries of Messrs. deVilliers and Sandlin for 2010 and made no increases to the base compensation of Messrs. John Baker, John Milton and Edward Baker.

Cash Incentive Compensation

       Management Incentive Compensation Plan. The Management Incentive Compensation Plan (the "MIC Plan") provides officers and key employees an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for the fiscal year. Performance goals under the MIC Plan are tied to measures of operating performance rather than appreciation in stock price.

	The Compensation Committee traditionally has established performance objectives for the transportation subsidiaries based on targeted levels of after-tax return on average capital employed. We believe that after-tax return-on-capital employed (ROCE) is an important measure of performance in an asset-intensive business, both to evaluate management's performance and to demonstrate to shareholders that capital has been used wisely over the long term. For purposes of this bonus calculation, return on average capital employed is defined as the subsidiary's net income excluding the after-tax cost of financing, divided by its total monthly average capital employed.

       On the other hand, the Compensation Committee traditionally has established real estate performance objectives for Mr. deVilliers based on operating properties in the portfolio (usually gross profit on developed buildings and average occupancy rates for properties in service more than 12 months), special projects and new development. The Committee believes that these objectives are more appropriate measures of overall performance for the real estate group because they encompass the fundamental functions which primarily account for value added in real estate development.

       Fiscal 2009 and 2010 Actions. The following chart describes the performance objectives and potential bonuses for the named executive officers for fiscal years 2009 and 2010:

                           Potential
                          Bonus as a %
   Name & Title    Year    of Salary    Performance Targets
   ------------    ----    ---------    -------------------


John D. Baker II   2010      100%       Achievement by Florida Rock &
                                        Tank Lines of targeted levels
                                        of after-tax ROCE(1) and
                                        achievement by  Real Estate
                                        Group of real estate objectives.
                                        (2)(3)(4)

                   2009      100%       Achievement by Florida Rock &
                                        Tank Lines and SunBelt Transport
                                        of targeted levels of after-tax
                                        ROCE(2) and achievement by  Real
                                        Estate Group of real estate
                                        objectives.(2)(3)

John D. Milton,
 Jr.               2010       60%       Achievement by Florida Rock &
                                        Tank Lines of targeted levels of
                                        after-tax ROCE(1) and achievement
                                        by Real Estate Group of real estate
                                        objectives.(2)(3)(4)

                   2009       60%       Achievement by Florida Rock & Tank
                                        Lines and SunBelt Transport of
                                        targeted levels of after-tax ROCE(1)
                                        and achievement by  Real Estate
                                        Group of real estate objectives.
                                        (2)(3)

Edward L. Baker    2010        0%       Not applicable.

                   2009        0%       Not applicable.

David H.
 deVilliers, Jr.   2010      100%       Achievement of Real Estate Group
                                        objectives.(2)(3)

                   2009      100%       Achievement of Real Estate Group
                                        objectives.(2)(3)

Robert E. Sandlin  2010       60%       Achievement by Florida Rock &
                                        Tank Lines of a targeted level
                                        of ROCE.(1)(3)

                   2009       60%       Achievement by Florida Rock & Tank
                                        Lines of a targeted level of ROCE.
                                        (1)(3)

Terry S. Phipps    2010       N/A       Not applicable.

                   2009       60%       Achievement by SunBelt Transport,
                                        Inc. of a targeted level of ROCE.
                                        (1)(3)

(1) With respect to Florida Rock & Tank Lines, Inc. ("Tank Lines") and SunBelt Transport, Inc., the specified officers are or were eligible to receive a bonus up to the specified percentage of his base salary if the named business unit achieved a specified level of after-tax ROCE. If after-tax ROCE exceeded a threshold level but was less than the target level, the bonus would be prorated. The threshold and target after-tax ROCE levels for Florida Rock & Tank Lines were 15% and 19.8% for 2009 and are 12% and 15.6% for 2010. A portion of the earned bonus is contingent on (i) the achievement of specific safety objectives measured by preventable accident frequency ratios, (ii) favorable employee relations, (iii) developing a long-term plan for the growth and development of Tank Lines,
     (iv) in the case of Tank Lines, achieving a specified preventable product contamination ratio, and (v) in the case of SunBelt Transport, installing generators in trucks. The threshold and target after-tax ROCE levels for SunBelt Transport, Inc. for 2009 was 1.47%.
(2) For fiscal 2010, real estate objectives consist of weighted targeted achievement levels in three categories (i) achievement of gross profit from the portfolio of developed buildings and management company operations (threshold level of $3,665,000 and maximum bonus level at $6,206,567), (ii) achievement of targeted levels of lease renewals or new leases (threshold level at 76,000 square feet and maximum level at 296,000 square feet), and (iii) completion of special projects. For 2009, real estate objectives consisted of weighted, targeted achievement levels in three broad areas, (1) operating properties (achievement of a targeted dollar amount of gross profit from the portfolio of developed buildings ($9,183,282) and achievement of an average occupancy rate of 95%), (2) special projects (completion of certain special projects), and (3) completion of certain pending development projects within budgeted levels.
(3) For each year, the bonus for each officer was contingent on a determination that the internal control over financial reporting for the company (or their respective business unit) was effective for the applicable year.
(4) In addition, a portion of the bonuses for Messrs. John Baker and John Milton for 2010 will be contingent on the achievement of certain individual objectives relating to strategic planning, participation in the Tank Lines' continuous improvement program, risk management, continuing financial analysis and investor relations.

       Analysis.   Cash-based incentive compensation comprises a significant
portion of the potential total compensation of the named executive officers. For fiscal 2009, cash-based incentive compensation comprised 30%, on average, of the total compensation of each of the named executive officers (excluding our Chaiman and Mr. Phipps). We believe that these incentives play a significant role in helping the Company achieve its business objectives.
For 2009 and 2010, we eliminated the cash-based incentive compensation for our Chairman due to his reduced work schedule.

Stock Options and Restricted Stock

       General. Long-term equity incentives help to motivate executives to make decisions that focus on long-term growth and thus increase shareholder value. The Committee believes that such grants help align our executive officers' interests with the Company's shareholders. When our executives deliver sustained returns to our shareholders, equity incentives permit an increase in their own compensation.

       Traditionally, the Committee has made equity compensation awards in the form of stock options. All stock options incorporate the following features: the term of the grant does not exceed 10 years; the grant price is not less than the market price on the date of grant; grants do not include "reload" provisions; re-pricing of options is prohibited, unless approved by the shareholders; and to encourage employee retention, most options vest over a period of years.

	Fiscal 2009 and 2010 Actions.   In fiscal 2009, the Committee approved
the grant of options to purchase 4,000 shares each to Messrs. deVillers and Sandlin. The Committee approved the award of options to acquire an additional 2,535 shares each to Messrs. deVilliers and Sandlin the first quarter of fiscal 2010. These options vest 20% per year, beginning on the first anniversary of the grant date, and expire on the tenth anniversary of the grant date. The option price is the closing price of the Company's common stock on the grant date. In making such grants, the Compensation Committee considered the past performance of Messrs. deVilliers and Sandlin, their total compensation packages and the importance of Messrs. deVilliers and Sandlin to the real estate and transportation groups.

	In fiscal 2009, the Committee approved a grant of 10,000 options to Mr. Milton effective upon the first anniversary of his start date (June 16, 2009). The options vest 25% per year and expire on the tenth anniversary of the grant date. In the first quarter of fiscal 2010, the Committee approved the award to Mr. Milton of options to acquire 2,500 shares, which options vest immediately and expire on the tenth anniversary of the grant date. In each case, the option price is the closing price of the Company's common stock on the grant date. In making this grant, the Compensation Committee considered Mr. Milton's base salary and bonus, his qualifications and responsibilities and his ability to impact the future performance of the Company.

       Analysis. The Committee believes that equity compensation is an important element of overall compensation. At the same time, the Committee recognizes that equity grants impose a dilution cost to the shareholders.
The Committee did not award any stock options to Messrs. John Baker or Edward Baker due to their significant existing ownership stake but made grants to Messrs. Milton, deVilliers and Sandlin because the Committee believes that equity incentives should be a significant part of their compensation package. The Committee plans to continue to evaluate the use of equity compensation as a tool to motivate management.

Health and Welfare Benefits

       In addition to participating in the same health and welfare plans, including our 401(k) plan, as our other salaried employees, our executive officers participate in a supplemental medical expense reimbursement plan.

    	Our Management Security Plan was adopted many years ago as a retention tool to provide retirement benefits (based on annual base salaries) to certain senior executives. The Management Security Plan provides for annual payments to participants (or their beneficiaries) until the later of (i) their date of death or (ii) 15 years after their retirement or death. The annual payments are set at two times the benefit level during the first year and at the annual benefit level in subsequent years. The benefit levels originally increased with base salaries but the Company capped the benefit levels at 50% of base salaries as of December 31, 2002. The plan has been closed to newly hired executives for several years. Mr. deVilliers is the only named executive officer who currently participates in the Management Security Plan.

Severance and Change of Control Agreements

	Until December 2007, none of our named executive officers had any arrangements that provide for payment of severance payments or payment of any benefits upon a change-in-control of Patriot, except for change-in-control provisions that accelerate vesting of stock options or restricted stock under our equity compensation plans.

	On December 5, 2007, the Company entered into change-in-control agreements with Messrs. deVilliers and Sandlin. The agreements are "double trigger" agreements that will pay benefits to the executives, under certain circumstances, if they are terminated following a change-in-control of the Company or a sale of their particular business unit.

	Mr. deVilliers' agreement provides that if he is terminated following a change-in-control or a sale of his business unit other than for "cause" or if he resigns following such event for "good reason," the benefits under his Management Security Plan shall become fully vested and the present value of such benefits shall be paid to Mr. deVilliers. In the case of Mr. Sandlin, the agreement provides that Mr. Sandlin will be entitled to receive an amount equal to two times his base salary plus maximum bonus if, during the two years after a change-in-control or sale of his business unit his employment is terminated other than for "cause" or he resigns for "good reason."
In addition, Mr. Sandlin will become fully vested in his stock options and restricted stock.

       For this purpose, cause is generally defined as (i) conviction for commission of a felony, (ii) willful misconduct or gross negligence or material violation of policy resuling in material harm to his employer, (iii) repeated and continued failure by the executive to carry out, in all material respects, the employer's reasonable and lawful directions, or (iv) fraud, embezzlement, theft or material dishonesty. Good reason is generally defined as (i) a material reduction in compensation or benefits, (ii) a requirement that the executive relocate, or (iii) any material diminution in the executive's duties, responsibilities, reporting obligations, title or authority.

	We believe these change-in-control arrangements, the value of which are contingent on a change of control transaction, effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losingemployment. These change of control arrangements for our executive officers are "double trigger," meaning that acceleration of vesting is not awarded upon a change of control unless the executive's employment is terminated involuntarily (other than for cause) or by the executive for good reason within 24 months following the transaction.
We believe this structure strikes a proper balance by not providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment.

	Mr. Phipps had a change-in-control agreement substantially similar to Mr. Sandlin's agreement with the Company, as described above. On August 27, 2009, in connection with the sale of assets of SunBelt Transport, Inc., the Company paid to Mr. Phipps the sum of $172,800, and Mr. Phipps released the Company from further obligations under the change-in-control agreement.
The Company has agreed, however, to provide Mr. Phipps with employment at the Company in the event that his employment with the buyer of assets of SunBelt Transport is terminated prior to three years from the date of sale.

Personal Benefits

    Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this proxy statement entitled "Summary Compensation Table."

Compensation Policies
---------------------

Internal Pay Equity

	We believe that internal pay equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists.

Tax Deductibility of Compensation Should be Maximized Where Appropriate

       The Company generally seeks to maximize the deductibility for tax purposes of all elements of compenation. For example, the Company always has issued nonqualified stock options that result in a tax deduction to the Company upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year. we review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of the Company.

Financial Restatement

	It is the Board of Directors' Policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

                   COMPENSATION COMMITTEE REPORT

	We have reviewed and discussed the foregoing Compensation
Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	    Robert H. Paul III
          	    Martin E. Stein, Jr.
         	    James H. Winston


                      EXECUTIVE COMPENSATION

Fiscal 2009 Summary Compensation Table
--------------------------------------

	The following table sets forth information concerning the compensation of our named executive officers for the year ended September 30, 2009:

                              Summary Compensation Table



Name and      Year    Salary    Stock     Option    Non-Equity   Change in   All Other  Total
Principal              ($)      Awards    Awards    Incentive     Pension     Compen-    ($)
Position                         (1)       (1)        Plan         Value      sation
                                                    Compen-         and       ($)(4)
                                                    sation (2)    Nonqual-
                                                                   ified
                                                                  Deferred
                                                                Compensation
                                                                  Earnings
                                                                   ($)(3)
--------     ----     ------    -----     ------    --------    ------------  --------   ------

John D.      2009     $250,000   ---        ---     $173,281         ---      $66,474   $489,755
Baker II
President    2008     $162,500   ---        ---     $132,828         ---      $21,803   $317,131
and CEO
(PEO)(5)


John D.      2009     $165,000   ---      $133,545   $68,619         ---       $9,384   $376,548
Milton, Jr.
Executive    2008      $48,125   ---       $26,890   $23,062         ---         $858    $99,475
Vice President
and CFO
(PFO)


Edward L.    2009     $133,333   ---         ---       ---           ---      $123,712  $257,045
Baker,
Chairman(5)  2008      $97,500   ---         ---     $47,818                   $45,209  $190,577


David H.     2009     $299,181 $30,293     $12,669  $236,956      $93,399      $10,920  $683,418
deVilliers,
Jr.,         2008     $292,600 $30,293     $15,345  $292,600      $86,526      $10,332  $725,566
Vice
President    2007     $282,687 $30,293     $44,412  $255,672      $80,257      $13,714  $707,035
and President,
FRP Development
Corp.


Robert E.    2009     $199,388 $20,196     $12,669  $120,510         ---       $17,982  $370,745
Sandlin,
President,   2008     $195,000 $20,196     $12,406  $117,000         ---       $22,105  $364,647
Florida Rock
& Tank       2007     $185,157 $20,196     $32,784  $112,056         ---       $17,630  $367,823
Lines,Inc.


Terry S.     2009     $136,343  $2,383      $8,366     ---           ---       $181,798 $328,890
Phipps,
President,   2008     $144,000  $9,531     $31,813   $10,000         ---        $23,675 $216,769
SunBelt
Transport,   2007     $135,000  $9,748     $31,596   $10,000         ---        $13,924 $200,268
Inc.(6)




(1)	Amounts reflect Patriot's expense recognized for outstanding stock awards and stock option awards.
(2)	This column represents amounts paid under the MIC Plan.
(3)	This column represents the increase in the actuarial present value of the named executive officer's future benefits under the Management Security Plan. For more detail, see the disclosure under the Pension Benefits table below.
(4)	The amounts shown under All Other Compensation include: the
        benefit to the executive for personal use of a Company provided vehicle; the benefit to the executive for personal use of the Company airplane; matching contributions under our Profit Sharing and Deferred Earnings Plan (executives participate on the same terms as other employees); benefits paid under our Medical Reimbursement Plan, under which we reimburse certain officers for personal medical expenses not covered by insurance: and certain country, social and civic club membership dues.
        In addition to these benefits, the named executive
        officers participate in group plans, including our group health insurance and life insurance plans, on the same terms as other employees.
(5)	Messrs. John Baker and Edward Baker served as non-employee
        directors until February 2008. Amounts shown do not include compensation received as non-employee directors. For this information, see "Non-Employee Director Compensation."
(6)	In connection with the sale of assets of SunBelt Transport, Inc.,
        Mr. Phipps left the employment of the Company to become President of the buyer of SunBelt Transport's assets.

Other Annual Compensation from Summary Compensation Table
---------------------------------------------------------

     The following table contains a breakdown of the compensation and benefits for fiscal 2009 and 2008 included under All Other
Compensation in the Summary Compensation table above.


                   Matching   Personal  Medical   Use of   Miscellaneous
                Contributions  Use of  Reimburs-  Company     (3)
                               Company ement(1)   Aircraft
                                Car                 (2)
                -------------  -----   --------    -------  ------------

John D. Baker II
  2009            $7,854        ---     $2,803     $55,817      ---
  2008            $2,813        ---     $1,550     $17,440      ---

John D. Milton,
 Jr.
  2009            $4,538       $326     $4,520       ---        ---
  2008              $206       $652       ---        ---        ---

Edward L.
 Baker
  2009            $4,469       ---      $2,286     $116,957     ---
  2008            $1,688       ---        $110      $43,411     ---

David H.
deVilliers,
 Jr.
  2009            $7,097      $896      $2,927        ---       ---
  2008            $6,941       ---      $3,391        ---       ---

Robert E.
 Sandlin
  2009            $7,032      $1,193    $4,529        ---      $5,228
  2008            $6,935      $1,311    $6,413        ---      $7,446

Terry S.
 Phipps
  2009            $4,390      $530      $4,078        ---      $172,800
  2008            $4,537      $2,233    $16,905       ---        ---


(1)	The amounts shown represent benefits paid under our Medical
        Reimbursement Plan, under which we reimburse certain officers for personal medical expenses not covered by insurance.

(2)	We have operations throughout many of the Southeastern and
        Mid-Atlantic States. Our senior executive officers are required to travel extensively to these operations and to other locations as part of their responsibilities. To facilitate this travel, we purchased a company airplane in fiscal 2008. We have encouraged Edward L. Baker and John D. Baker II to use our airplane for non-business as well as business travel for safety and security reasons and to make the best use of their time. For any non-business use, they reimburse us for fuel used, crew travel expenses, airport fees, catering, passenger ground transportation plus an additional charge per day of the lesser of $500 or the amount of fuel used. The amount shown represents the difference between the allocated total costs excluding depreciation of use of our airplane for non-business use and the amount reimbursed by the named executive officer. In fiscal 2009, the Company decided to discontinue use of the Company's airplane in anticipation of a possible sale of the airplane.

(3)	The amounts shown under the Miscellaneous column represent
        payment of country club and social club dues and purchase of tickets to sporting events on behalf of the named executive officers and other miscellaneous reimbursed expenses. These club memberships and tickets generally are maintained for business entertainment but may be used for personal use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite. For Terry Phipps, the amount for 2009 includes severance pay.

Fiscal 2009 Grants of Plan-Based Awards
---------------------------------------

       The following table sets forth information concerning option grants and estimated future payouts under cash incentive plans for the named executive officers.

                      Grants of Plan-Based Awards


Name        Grant     Estimated Future Payouts Under      All Other   Exercise or   Grant
            Date      Non-Equity Incentive Plan Awards     Option     Base Price   Date Fair
                      --------------------------------     Awards:    of Option     Value of
                                                          Number of    Awards      Stock and
                      Threshold    Target    Maximum      Securities  ($/Share)     Option
                                                          Underlying               Awards(4)
                                                          Options(#)
-----      -------    ----------   ------    -------      ----------  ---------    ---------

John D.    12/2/09      N/A         N/A      $250,000        --          --           --
Baker II
President
and CEO


John D.    12/2/09      N/A         N/A       $99,000        2,500      $96.48      $89,975
Milton, Jr.
Executive  06/16/09     --          --          --          10,000      $73.35     $303,356
Vice
President
and CFO


Edward L.    --         --          --          --             --         --          --
Baker
Chairman


David H.    12/2/09     N/A         N/A       $310,000        2,535     $96.48     $100,000
deVilliers,
Jr.,        08/19/09    --          --           --           4,000     $75.77     $125,522
Vice
President
and
President
FRP
Development
Corp.


Robert E.   12/2/09     N/A         N/A       $126,000        2,535      $96.48     $100,000
Sandlin,
President,  08/19/09    --          --           --           4,000      $75.77     $125,522
Florida
Rock &
Tank
Lines, Inc.


Terry S.      --        --          --           --             --        --           --
Phipps,
President,
SunBelt
Transport,
Inc.





(1)	Messrs. John Baker and deVilliers are eligible to earn
        bonuses of up to 100% of their respective base salaries for fiscal 2010. Messrs. Milton, Sandlin and Phipps are eligible to earn bonuses of up to 60% of their respective base salaries for fiscal 2010. The performance objectives and threshold and target performance levels for these executives are described above under "Compensation Discussion and Analysis."

(2)	Not applicable.
(3)	The maximum bonus amounts represent 100% of base salary
        for John Baker and David deVilliers and 60% of base
        salaries for Messrs. Milton, Sandlin and Phipps.
(4)	The value shown for option awards reflects the SFAS 123R
        expense associated with the options using the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rate of 3.32% for the fiscal 2009 grant to Mr. Milton and 3.31% in the case of the fiscal 2009 grants to Messrs. deVilliers and Sandlin and a risk-free interest rate of 2.74% for the fiscal 2010 grants, (ii) no dividend yield, (iii) volatility of Patriot common stock of 37.18% for the fiscal 2009 grant to Mr. Milton, 37.39% for the fiscal 2009 grants to Messrs. deVilliers and Sandlin and 37.68% for the fiscal 2010 grants (iv) expected life of stock options of 6 years
        (5 years in the case of the fiscal 2010 grant to Mr. Milton). The stock options granted to Mr. Milton in fiscal 2009 vest ratably over 4 years, and the options granted to Mr. Milton in fiscal 2010 vest immediately. The stock option granted to Messrs. deVilliers and Sandlin vest ratably over 5 years.
        All stock options have a term of 10 years.

                     Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and restricted stock held by the named executive officers at September 30, 2009:




                                      Option Awards                                Stock Awards

Name              Number          Number of       Option       Option       Number of     Market Value
                  of              Securities      Exercise     Expiration   Shares or     of Shares or
                  Securities      Underlying      Price        Date         Units of      Units of Stock
                  Underlying      Unexercised      ($)                      Stock That    That Have Not
                  Unexercised     Options                                   Have Not      Vested
                  Options           (#)                                     Vested          ($)
                    (#)           Unexercisable                               (#)
                  Exercisable
--------------------------------------------------------------------------------------------------------

John D. Baker
II (1)
President
and CEO            1,000                           15.125      12/05/2010      --             --
                   1,000                           18.000      02/06/2011
                   1,000                           19.870      05/01/2011
                   1,000                           17.510      07/31/2011
                   1,000                           17.350      10/02/2011
                   1,000                           17.930      12/04/2011
                   1,000                           29.000      02/05/2012
                   1,000                           30.440      04/03/2012
                   1,000                           22.660      08/06/2012
                   1,000                           21.600      10/02/2012
                   1,000                           23.770      12/03/2012
                   1,000                           25.910      02/04/2013
                   1,000                           26.400      05/07/2013
                   1,000                           28.200      08/05/2013
                   1,000                           30.100      09/30/2013
                   1,000                           30.590      12/02/2013
                   1,000                           31.731      02/03/2014
                   1,000                           31.900      05/04/2014
                   1,000                           32.750      08/03/2014
                   1,000                           34.000      10/05/2014
                   1,000                           44.910      11/30/2014
                   1,000                           45.500      01/25/2015
                   1,000                           44.500      05/03/2015
                   1,000                           60.400      08/02/2015


Edward L.          1,000                           15.125      12/05/2010
Baker (1)          1,000                           18.000      02/06/2011
Chairman           1,000                           19.870      05/01/2011
                   1,000                           17.510      07/31/2011
                   1,000                           17.350      10/02/2011
                   1,000                           17.930      12/04/2011
                   1,000                           29.000      02/05/2012
                   1,000                           30.440      04/03/2012
                   1,000                           22.660      08/06/2012
                   1,000                           21.600      10/02/2012
                   1,000                           23.770      12/03/2012
                   1,000                           25.910      02/04/2013
                   1,000                           28.200      05/07/2013
                   1,000                           30.100      09/30/2013
                   1,000                           30.590      12/02/2013
                   1,000                           31.731      02/03/2014
                   1,000                           32.750      08/03/2014
                   1,000                           34.000      10/05/2014
                   1,000                           44.910      11/30/2014
                   1,000                           45.500      01/25/2015
                   1,000                           44.500      05/03/2015
                   1,000                           60.400      08/02/2015


John D. Milton,    2,500          7,500            86.24       06/15/2018         --         --
Jr.                 --           10,000            73.35       06/16/2019
Executive Vice     2,500           --              96.48       12/02/2019
President and CFO


David H.          15,000           --              22.23       11/20/2012         150         $11,325
deVilliers, Jr.,   7,500           --              43.501      12/28/2014
Vice President      --            4,000            75.77       08/19/2019
and President,      --            2,535            96.48       12/02/2019
FRP Development
Corp.


Robert E.          1,780           --              22.23       11/20/2012         150         $11,325
Sandlin,           3,000           --              43.501      12/28/2014
President,          --            4,000            75.77       08/19/2019
Florida Rock &      --            2,353            96.48       12/02/2019
Tank Lines, Inc.


Terry S. Phipps,    --             --               --            --               --           --
President, SunBelt
Transport, Inc.



(1) Messrs. John Baker and Edward Baker received their option grants in their former capacity as non-employee directors.

Fiscal 2009 Option Exercises
----------------------------

     The following table provides information regarding stock option exercises by the named executive officers and vesting of restricted stock during fiscal 2009.


                   Option Exercises and Stock Vested



                                 Option Awards                            Stock Awards
                                --------------                          -----------------
      Name             Number of        Value Realized           Number of      Value Realized
                        Shares          on Exercise               Shares         on Vesting
                       Acquired              ($)                 Acquired            ($)
                      on Exercise                               on Vesting
                         (#)                                       (#)

      (a)                 (b)               (c)                    (d)               (e)
------------------------------------------------------------------------------------------------

John D. Baker II          --                --                     --                --

Edward L. Baker           --                --                     --                --

John D. Milton, Jr.       --                --                     --                --

David H. deVilliers, Jr., --                --                     --                --
Vice President and
President, FRP Development Corp.

Robert E. Sandlin,        --                --                     --                --
President, Florida Rock
& Tank Lines, Inc.

Terry S. Phipps,          2,000             $107,456               --                --
President, SunBelt
Transport, Inc.




Pension Benefits
----------------

       The following table describes pension benefits to the named executive officers as of September 30, 2009 under our Management Security Plan ("MSP Plan"). Mr.
deVilliers is the only named executive officer who participates in the MSP Plan.


        Name         Plan Name     Number of Years     Present
                                  Credited Service    Value of
                                        (#)          Accumulated
                                                       Benefit
                                                        ($)(2)

David H.
deVilliers, Jr.      MSP Plan           (1)            $671,760


(1) Mr. deVilliers has met the requisite years of service requirement under the MSP Plan.

(2) The present value has been calculated based on a life expectancy of 82 years and using a discount rate of six percent (6%).

       Our Management Security Plan (the "MSP Plan") provides the following benefits to Mr. deVilliers upon his retirement or death:

         Triggering Event                   Annual Benefit
         ----------------                   --------------

Normal Retirement at age 65 or older   $247,200 during year 1 and
                                       $123,600 in subsequent years
                                        until his death.

Death of Participant after his
  Retirement                           Continuation of annual benefit
                                       until the 15th anniversary of
                                       his retirement (or the earlier
                                       death of his designated beneficiary).
Death of Participant prior to
  his Retirement                       $247,200 during year 1 and $123,600
                                       in subsequent years until the later
                                       of (i) the 15th anniversary of his
                                       death or (ii) the date that he would
                                       have turned 65 (or in either case,
                                       the earlier death of his designated
                                       beneficiary).


Nonqualifed Deferred Compensation
---------------------------------

       None of the named executive officers receives any nonqualified deferred compensation.

                NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Arrangements for Fiscal 2008 and 2009

	The following table describes the compensation arrangements with our non-employee directors for the 2009 and 2010 fiscal years.

All Non-Employee Directors:

    Annual Retainer                     $15,000
    Fee Per Meeting Attended            $ 1,500
    Shares Granted Annually                 500

Audit Committee:
    Annual Fee     Chairman             $10,000
                   Member               $ 5,000
    Meeting Fees   Chairman(1)          $ 1,500
                   Member(1)            $ 1,000


Other Committees:
     Annual Fee     Chairman            $ 2,000
                    Member              $ 1,000
     Meeting Fees   Chairman            $ 1,500
                    Member              $ 1,000




(1)    	The Audit Committee members receive no meeting fees for
        the four regularly scheduled quarterly meetings; the meeting fees shown apply only to additional meetings.

Actual Fiscal 2009 Director Compensation

       The following table shows the compensation paid to each of our non-employee directors during the 2009 fiscal year.

               Director Compensation for Fiscal 2009


Name           Fees Earned   Stock Awards  Option  All Other     Total
               or Paid in        ($)(1)    Awards  Compensation   ($)
               Cash ($)                     ($)       ($)



John E.
 Anderson      $22,500        $36,785       -0-       -0-      $59,285
Thompson S.
 Baker II      $22,500        $36,785       -0-       -0-      $59,285
Charles E.
 Commander III $35,500        $36,785       -0-       -0-      $72,285

Luke E.
 Fichthorn III $24,500        $36,785       -0-       -0-      $61,285(2)

Robert H. Paul
  III          $41,000        $36,785       -0-       -0-      $77,785

H. W. Shad
 III           $36,000        $36,785       -0-       -0-      $72,785

Martin E.
 Stein, Jr.    $36,500        $36,785       -0-       -0-      $73,285

James H.
 Winston       $30,000        $36,785       -0-       -0-      $66,785


(1) Each non-employee director was awarded 500 shares of the Company's common stock on February 4, 2009. The value was determined using the closing price of the Company's common stock on the Nasdaq Stock Market on February 4, 2009 which was $73.57.
(2) Mr. Fichthorn also receives consulting fees of $30,000 per year for financial consulting services provided to the Company.

    The following table sets forth information regarding stock options held by our non-employee directors as of September 30, 2009:


                  Number of
                  Securities     Option     Option
                  Underlying     Exercise   Expiration
                  Unexercised    Price ($)    Date
Name               Options
------------      -----------   ----------  -----------



Thompson S.
 Baker II            1,000        15.125    12/05/2010
                     1,000        18.000    02/06/2011
                     1,000        19.870    05/01/2011
                     1,000        17.510    07/31/2011
                     1,000        17.350    10/02/2011
                     1,000        17.930    12/04/2011
                     1,000        29.000    02/05/2012
                     1,000        30.440    04/30/2012
                     1,000        22.660    08/06/2012
                     1,000        21.600    10/02/2012
                     1,000        23.770    12/03/2012
                     1,000        25.910    02/04/2013
                     1,000        26.400    05/07/2013
                     1,000        28.200    08/05/2013
                     1,000        30.100    09/30/2013
                     1,000        30.590    12/02/2013
                     1,000        31.731    02/03/2014
                     1,000        31.900    05/04/2014
                     1,000        32.750    08/03/2014
                     1,000        34.000    10/05/2014
                     1,000        44.910    11/30/2014
                     1,000        45.500    02/25/2015
                     1,000        44.500    05/03/2015
                     1,000        60.400    08/02/2015

Charles E. Commander
  III                1,000        31.731    02/03/2014
                     1,000        31.900    05/04/2014
                     1,000        32.750    08/03/2014
                     1,000        34.000    10/05/2014
                     1,000        44.910    11/30/2014
                     1,000        44.500    05/03/2015
                     1,000        60.400    08/02/2015

Luke E. Fichthorn
  III               1,000         15.125    12/05/2010
                    1,000         18.000    02/06/2011

                    1,000         19.870    05/01/2011
                    1,000         17.510    07/31/2011
                    1,000         17.350    10/02/2011
                    1,000         17.930    12/04/2011
                    1,000         29.000    02/05/2012
                    1,000         30.440    04/30/2012
                    1,000         22.660    08/06/2012
                    1,000         21.600    10/02/2012
                    1,000         23.770    12/03/2012
                    1,000         25.910    02/04/2013
                    1,000         26.400    05/07/2013
                    1,000         28.200    08/05/2013
                    1,000         30.100    09/30/2013
                    1,000         30.590    12/02/2013
                    1,000         31.731    02/03/2014
                    1,000         31.900    05/07/2014
                    1,000         32.750    08/03/2014
                    1,000         34.000    10/05/2014
                    1,000         44.910    11/30/2014
                    1,000         45.500    01/25/2015
                    1,000         44.500    05/03/2015
                    1,000         60.400    08/02/2015

Robert H. Paul III  1,000         15.125    12/05/2010
                    1,000         18.000    02/06/2011
                    1,000         17.510    07/31/2011
                    1,000         17.350    10/02/2011
                    1,000         17.930    12/04/2011
                    1,000         22.660    08/06/2012
                    1,000         21.600    10/02/2012
                    1,000         23.770    12/03/2012
                    1,000         25.910    02/04/2013
                    1,000         26.400    05/07/2013
                    1,000         28.200    08/05/2013
                    1,000         30.100    09/30/2013
                    1,000         30.590    12/02/2013
                    1,000         31.731    02/03/2014
                    1,000         31.900    05/04/2014
                    1,000         32.750    08/03/2014
                    1,000         34.000    10/05/2014
                    1,000         44.910    11/30/2014
                    1,000         45.500    01/25/2015
                    1,000         60.400    08/02/2015

H.W. Shad III       1,000         32.750    08/03/2014
                    1,000         34.000    10/05/2014
                    1,000         44.910    11/30/2014
                    1,000         45.500    01/25/2015
                    1,000         44.500    05/03/2015
                    1,000         60.400    08/02/2015

Martin E. Stein,
 Jr.                1,000         15.125     12/05/2010
                    1,000         18.000     02/06/2011
                    1,000         17.350     10/02/2011
                    1,000         17.930     12/04/2011
                    1,000         29.000     02/05/2012
                    1,000         30.440     04/30/2012
                    1,000         22.660     08/06/2012
                    1,000         21.600     10/02/2012
                    1,000         23.770     12/03/2012
                    1,000         25.910     02/04/2013
                    1,000         26.400     05/07/2013
                    1,000         30.100     09/30/2013
                    1,000         30.590     12/02/2013
                    1,000         31.900     05/04/2014
                    1,000         34.000     10/05/2014
                    1,000         44.910     11/30/2014
                    1,000         45.500     01/25/2015
                    1,000         44.500     05/03/2015
                    1,000         60.400     08/02/2015

James H. Winston    1,000         15.125     12/05/2010
                    1,000         17.510     07/31/2011
                    1,000         17.350     10/02/2011
                    1,000         17.930     12/04/2011
                    1,000         30.440     04/30/2012
                    1,000         22.660     08/06/2012
                    1,000         21.600     10/02/2012
                    1,000         23.770     12/03/2012
                    1,000         25.910     02/04/2013
                    1,000         26.400     05/07/2013
                    1,000         28.200     08/05/2013
                    1,000         30.100     09/30/2013
                    1,000         30.590     12/02/2013
                    1,000         31.900     05/04/2014
                    1,000         32.750     08/03/2014
                    1,000         34.000     10/05/2014
                    1,000         44.910     11/30/2014
                    1,000         45.500     01/25/2015
                    1,000         60.400     08/02/2015

Compensation Committee Interlocks and Insider Participation

	None of the members of the Compensation Committee (i) was an officer or employee of the Company or any of its subsidiaries during the 2009 fiscal year, or (ii) had any relationship requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

                 RELATED PARTY TRANSACTIONS

Florida Rock Industries, Inc.

       Four directors of the Company, Edward L. Baker, John D. Baker II, Thompson S. Baker II, and Luke E. Fichthorn III and one of the Company's executive officers, John D. Milton, Jr., were directors of FRI during fiscal 2008 until the merger of Florida Rock Industries, Inc. with Vulcan Materials Company on November 16, 2007. The four directors beneficially owned approximately 47% of the stock of the Company and 24% of the stock of FRI as of October 31, 2007.

       The Company hauls construction aggregates, diesel fuel, cement and other products for Vulcan and leases to Vulcan construction aggregates mining and other properties. The Company has numerous competitors at all terminal and mine sites and the rates charged are, accordingly, established by competitive conditions. Vulcan paid rents, royalties and transportation services to subsidiaries of Patriot totaling $6,250,000 in fiscal 2009. Approximately 5.5% of the Company's revenue was attributable to FRI during the 2009 fiscal year.

Consulting Arrangement

	Mr. Fichthorn provided the Company with financial consulting and other services during the 2009 fiscal year for which he received $30,000.

	In the opinion of the Company, the terms, conditions, transactions and payments under the agreements with the persons described above were not less favorable to the Company than those which would have been available from unaffiliated persons.

Policies and Procedures

	The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party not previously approved by the Company's Independent Directors. This responsibility is set forth in writing in our Audit Committee Charter, a copy of which charter is available at www.patriottrans.com under Corporate Governance. In certain cases, transactions have been approved by a committee consisting of all independent directors. Related parties include any of our directors or executive officers, and certain of our shareholders and their immediate family members.

       To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests.
Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Financial Officer.

       We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Patriot in an objective and effective manner. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing personal obligations of, any director or officer. Exceptions are only permitted in the reasonable discretion of the Board of Directors.

       A copy of our Code of Business Conduct and Ethics (as revised on May 7, 2008) is available at www.patriottrans.com under Corporate Governance.

 	COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table and notes set forth the beneficial ownership of common stock of the Company by each person known by the Company to own beneficially more than 5% of the common stock of the Company. Percentage calculations are based on the outstanding shares of the Company's common stock on November 25, 2009.

                 Name and Address     Amount and Nature of
Title of Class   of Beneficial Owner  Beneficial Ownership  Percentage of Class
--------------   -------------------  --------------------  -------------------

Common          Baker Holdings, L.P.      1,061,521               34.9%
                Edward L. Baker             110,831(1)             3.6%
                John D. Baker II            178,476(1)             5.8%
                501 Riverside Avenue,     ------------            -----
                Suite 500                 1,350,828               44.2%
                Jacksonville, FL 32202

Common          Royce & Associates, LLC     344,386(2)            11.3%
                1414 Avenue of the Americas
                New York, NY 10019

(1)	Edward L. Baker and John D. Baker II have shared voting power and dispositive power over the shares owned by Baker Holdings, L.P. and each have a pecuniary interest in 353,840 shares owned by Baker Holdings, L.P.; however, none of the shares of Baker Holdings, L.P. are included in the reported beneficial ownership of Edward L. Baker and John D. Baker II in the table above. See Common Stock Ownership by Directors and Executive Officers and the accompanying notes for further details on shares beneficially owned by Edward L. Baker and John D. Baker II.
(2)	In a Schedule 13G filed with the Securities and Exchange Commission on January 27, 2009, Royce & Associates, LLC reported that, as of December 31, 2008, it had sole voting and dispositive power with respect to 334,386 shares.

          COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

	The following table and notes set forth the beneficial ownership of common stock of the Company by each director and each non-director named in the Summary Compensation Table and by all officers and directors of the Company as a group as of November 25, 2009.


               Name of         Amount and Nature
              Beneficial         of Beneficial      Percentage
Title           Owner            Ownership (1)       of Class
------          -----            -------------       --------

Common     John E. Anderson         21,800              *
Common     Edward L. Baker       1,172,352 (2)(3)    38.4%
Common     John D. Baker II      1,239,997 (2)(4)(7) 40.6%
Common     Thompson S. Baker II     41,575 (5)        1.4%
Common     Charles E. Commander III 11,000              *
Common     David H. deVilliers Jr.  25,100              *
Common     Luke E. Fichthorn III    47,043 (6)        1.5%
Common     John D. Klopfenstein      2,479              *
Common     John D. Milton, Jr.      12,500              *
Common     Robert H. Paul III       23,100              *
Common     Robert E. Sandlin         7,353              *
Common     H. W. Shad III            8,500              *
Common     Martin E. Stein, Jr.     63,300 (7)        2.1%
Common     James H. Winston         26,000              *
Common     All Directors and Officers
              As a group
              (15 people)        1,600,278           52.4%

* Less than 1%

(1)	The preceding table includes the following shares held under the
Company's Profit Sharing and Deferred Earnings Plan and shares underlying options that are exercisable within 60 days of November 25, 2009.


                           Shares Under
                        Profit Sharing Plan     Shares Under Option
                        -------------------     -------------------

John E. Anderson                -0-                   -0-
Edward L. Baker                 -0-                 22,000
John D. Baker II                -0-                 24,000
Thompson S. Baker II            -0-                 24,000
Charles E. Commander III        -0-                  7,000
David H. deVilliers Jr.         -0-                 22,500
Luke E. Fichthorn III           -0-                 24,000
John D. Klopfenstein         1,879                     500
John D. Milton, Jr.             -0-                  5,000
Robert H. Paul III              -0-                 20,000
Robert E. Sandlin            2,423                   4,780
H.W. Shad III                   -0-                  6,000
Martin E. Stein, Jr.            -0-                 19,000
James H. Winston                -0-                 19,000


(2)	Edward L. Baker and John D. Baker II have shared voting and investment power with respect to the 1,061,521 shares owned by Baker Holdings, L.P. Each of them holds a pecuniary interest in 353,840 shares owned by Baker Holdings, L.P., and each of them disclaims beneficial ownership of the shares owned by Baker Holdings, L.P., except to the extent of their pecuniary interest. In the table above, all of the shares owned by Baker Holdings, L.P. are included in the reported beneficial ownership of each of John D. Baker II and Edward L. Baker. As of the date of this proxy statement, Baker Holdings, L.P., was in the process of transferring such shares to three separate trusts for the benefit of Edward L. Baker, John D. Baker II and their sister and their respective families.

(3)	Includes 57,759 shares held in trust for the benefit of children of John
        D. Baker II as to which Edward L. Baker has sole voting power and sole investment power but as to which he disclaims beneficial ownership; 432 shares held by a trust for which Edward L. Baker is a co-trustee with SunTrust Bank and to which he has potential income rights; and 400 shares directly owned by his wife, as to which he disclaims beneficial ownership.

(4)	Includes 1,963 shares directly owned by the living trust of Mr. Baker's wife and 6,667 shares held in a trust administered by an independent trustee for the benefit of Mr. Baker's spouse and children, as to which he disclaims beneficial ownership. The amount shown for Mr. Baker does not include an aggregate of 57,759 shares held by certain trusts that are administered by Edward L. Baker, as trustee, for the benefit of Mr. Baker's children and in which neither John D. Baker II nor Edward
        L. Baker has a pecuniary interest. The amount shown for Mr. Baker also does not include shares owned by his adult son, Edward L. Baker II, that were previously held in trust and previously included in Mr. Baker's reported ownership.

(5)	Includes 733 shares directly owned by Mr. Baker's spouse and 2,199 shares held for the benefit of Mr. Baker's minor children.

(6)	Includes 100 shares owned by the spouse of Mr. Fichthorn as to which he disclaims any beneficial interest and 4,000 shares directly owned by the M/B Disbro Trust, of which Mr. Fichthorn is a co-trustee and beneficiary.

(7)	Includes 40,300 shares owned by Regency Square II, a Florida general partnership. Mr. Stein owns a 2.5248% partnership interest and is a co-trustee and a beneficiary of a testamentary trust that holds a 46.21% interest in the partnership. John D. Baker II also is a co-trustee of this testamentary trust and so may be deemed to have shared voting and dispositive power as to the shares owned by the partnership. John D. Baker II disclaims any beneficial interest in such shares.

                             AUDIT COMMITTEE REPORT

       The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee also selects the Company's independent registered public accounting firm. During fiscal 2009, the Audit Committee held four formal meetings.

       In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company's results and the assessment of the Company's internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with
Audit Committees).

       In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditor the auditor's independence from the Company and its management. The Committee also has considered whether the independent auditor's provision of non-audit services to the Company is compatible with the auditor's independence. The Committee has concluded that the independent auditor is independent from the Company and its management.

       The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

       The Audit Committee discussed with the Company's independent auditor the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

       In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2009, for filing with the Securities and Exchange Commission.

       Submitted by:			H.W. Shad III, Chairman
                                        Charles E. Commander III
                                        Robert H. Paul III
					Members of the Audit Committee

       The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The Audit Committee has selected Hancock Askew & Co., LLP ("HA") to serve as the Company's principal public accountants, subject to satisfactory negotiation of an annual fee agreement. Representatives of HA are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

	The following table presents fees billed or to be billed by the Company's independent registered public accounting firm for the audit of the Company's financial statements for fiscal years 2008 and 2009 and for other services performed during such periods.

                                        2008        2009
                                        ----        ----

Audit Fees (1)                      $  241,431  $  245,522
Audit Related Fees (2)                  19,090      18,813
Tax Fees                                    -0-         -0-
All Other Fees                              -0-         -0-
                                     ----------- ----------
Total                               $  260,521  $  264,335


(1) Audit services include work performed in connection with the review of the Company's quarterly financial statements, the audit of the Company's annual financial statements and the audit of management's assessment of internal control over financial reporting.
(2) Audit related fees consisted principally of audits of employee benefit plans.

Pre-Approval of Audit and Non-Audit Services

	Under the Company's amended Audit Committee Charter, the Audit Committee is required to pre-approve all auditing services and permissible non-audit services, including related fees and terms, to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described under the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved all audit services, audit-related services and tax review, compliance and planning services performed for the Company by Hancock Askew & Co., LLP during fiscal 2009.

                      ADDITIONAL INFORMATION

Shareholder Proposals

       Proposals of shareholders intended to be included in the Company's proxy statement and form of proxy relating to the annual meeting of shareholders to be held in early 2011 must be delivered in writing to the principal executive offices of the Company no later than August 25, 2010. The inclusion of any proposal will be subject to the applicable rules of the Securities and Exchange Commission.

       Except for shareholder proposals to be included in the Company's proxy materials, the deadline for nominations for directors submitted by a shareholder is forty days before the next annual meeting, and for other shareholder proposals is November 10, 2010. Proposals must be sent to the Secretary of the Company at our principal executive offices. Any notice from a shareholder nominating a person as director must include certain additional information as specified in our Articles of Incorporation.

       The Company may solicit proxies in connection with next year's annual meeting which confer discretionary authority to vote on any shareholder proposals of which the Company does not receive notice by November 10, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and beneficial owners of 10% or more of the Company's outstanding common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, NASDAQ and the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis, except that Mr. Phipps was late on one occasion in reporting a transaction with respect to the sale of a total of 1,375 shares.

Annual Report on Form 10-K

       Shareholders may receive without charge a copy of Patriot Transportation Holding, Inc.'s annual report to the Securities and Exchange Commission on Form 10-K including the financial statements and the financial statement schedules by writing to the Secretary of the Company at 501 Riverside Avenue, Suite 500, Jacksonville, Florida 32202. This report also is available through our website, www.patriottrans.com.

                               BY ORDER OF THE BOARD OF DIRECTORS


December 18, 2009	       John D. Milton, Jr.
                                   Secretary

PLEASE RETURN THE ENCLOSED FORM OF PROXY, DATED AND SIGNED, IN THE
   ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

               PATRIOT TRANSPORTATION HOLDING, INC.
               PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR FEBRUARY 3, 2010.

	The undersigned hereby appoints Edward L. Baker and John D. Baker II, or either of them, the attorneys, agents and proxies of the undersigned with full power of substitution to vote all the shares of common stock of Patriot Transportation Holding, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Riverfront Conference Room at the St. Joe Building, 245 Riverside Avenue, Jacksonville, Florida on February 3, 2010, at 10 o'clock in the morning, local time, and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

	1.	The election of two directors to each serve for a term
                of four years.

  / /   FOR the nominees listed  /  /  WITHHOLD AUTHORITY
	below (except as marked        to vote for all nominees
	to the contrary below)         listed below

           Thompson S. Baker II and Martin E. Stein, Jr. are the nominees for a term of four years.

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.

___________________________________________________________

    2. The ratification of the Audit Committee's selection of Hancock Askew & Co., LLP, as the Independent Registered Public
Accounting Firm (auditors) for fiscal 2010.

           / / FOR            / / AGAINST          / / ABSTAIN

 3. To transact such other business as may properly come before the meeting or any adjournments thereof.

           (Continued and to be signed on other side)
---------------------------------------------------------------

        Shares represented by properly executed and returned proxies will be voted at the meeting in accordance with the undersigned's directions or, if no directions are indicated, will be voted in favor of the election of the nominees proposed in this proxy statement and ratification of the Independent Registered Public Accounting
Firm and, if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies.

        The undersigned hereby revokes any proxy heretofore given with respect to the shares owned by the undersigned, acknowledges receipt of the Notice and the Proxy Statement for the meeting accompanying this proxy, each dated December 18, 2009, and authorizes and confirms all that the appointed proxies or their substitutes, or any of them, may do by virtue hereof.

                           Dated:


                           Signature


                           Signature, if held jointly


                      IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Personal representatives, trustees, guardians and others signing in a representative capacity should give full title. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

       PLEASE RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

             Proxy Statement dated December 18, 2009